UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT
                      Pursuant to Sections 13 and 15(d) of
                       the Securities Exchange Act of 1934

                                 October 24, 2002
                Date of Report (Date of earliest event reported)

                            AMERADA HESS CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

                                                                  13-4921002
       Delaware                       1-1204                    (IRS Employer
(State of Incorporation)      (Commission File Number)       Identification No.)

                           1185 Avenue of the Americas
                            New York, New York 10036
                     (Address of Principal Executive Office)

                                 (212) 997-8500
              (Registrant's Telephone Number, Including Area Code)

                                (Not Applicable)
                         (Former Name or Former Address,
                          If Changed Since Last Report)
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Item 9.  REGULATION FD DISCLOSURE

     Following are the prepared remarks of John B. Hess, Chairman of the Board of Directors and Chief Executive Officer of Amerada Hess Corporation, at a public conference call concerning Amerada Hess held on October 24, 2002.


     I want to advise you on several key topics of a broader nature. These are:

     First: a revision of our current reserve base and update of our estimated production through 2005,

     Second: the possibility of selected asset divestitures as part of our ongoing objectives to increase reserve life and lower our cost of production, and

     Third: our preliminary estimate of capital spending for 2003.

     On the subject of reserves, since our second quarter conference call, we have experienced steeper production declines in several fields primarily purchased in the LLOG transaction. As a result, the projected cash flows on a number of fields are less than their book value. Additionally, this field performance has reduced the number of remaining drillable prospects. Therefore, an impairment of those fields and prospects is required by accounting rules. The impairment, which reduces the book value of these fields to the discounted value of anticipated future cash flows, is $394 million before tax, and $256 million after tax. The non-cash charge is included in our third quarter results as a special item. We believe this will reduce our proved reserves by approximately 29,000,000 barrels of oil equivalent. This represents less than 2% of our proved reserves and includes the 15,000,000 barrel reduction we mentioned in our last conference call. Approximately 9% of the charge results from Gulf of Mexico fields other than the LLOG properties.

     Regarding production, our 2002 year to date crude oil and natural gas production has averaged 456,000 barrels of oil equivalent per day and we expect the 2002 full year average to be approximately the same. Our current estimate for 2003 is 415,000 barrels of oil equivalent per day or approximately a 9% reduction from 2002. The projected reduction in production for 2003 comes from field declines in shallow and deepwater Gulf of Mexico, the UK North Sea and Colombia.

     However, even with production expected to decline 9% from 2002 to 2003, our projections indicate a 5% compound annual rate of growth in production from 2002 to 2005. The majority of this growth comes from increases in 2005 and is based largely on contributions from Equatorial Guinea but also the deepwater Gulf of Mexico, North Sea and Southeast Asia. Key to the timing of increased production are the Okume, Oveng and Elon fields for which development plans are currently being submitted to the government of Equatorial Guinea for approval.

     Moving to the second topic, we continue to have as two of our principal corporate objectives the lengthening of our reserves to production life as well as the lowering of our unit cost of production. As part of this ongoing effort, we have targeted certain selected assets for divestiture over the next several months which amount to 5 to 10% of our current production, provided, of course, that we can do so at attractive values. The impact of these potential sales is not included in the estimates of future production, which I just discussed.

     Finally, while our budget process is not yet complete, we estimate our capital expenditures next year will be $1.75 billion. Exploration and production capital expenditures are estimated to be approximately $1.65 billion. The increase in E&P expenditures from this year's estimated $1.45 billion reflects higher expenditures for development and production activities in Equatorial Guinea. We anticipate we will fund all our capital expenditures from cash flow.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                     AMERADA HESS CORPORATION


DATE:  October 24, 2002              By: /s/ J. Barclay Collins II
                                         --------------------------
                                         Name:  J. Barclay Collins II
                                         Title: Executive Vice President
                                                and General Counsel